Exhibit 10.1

July 17, 2023

Carl Anderson

Dear Carl,
On behalf of Axalta Coating Systems Ltd. (including, as the context requires, its affiliated legal entities, “Axalta” or the “Company”), I am pleased to offer you a position as Senior Vice President and Chief Financial Officer. At Axalta, the strength of our company lies in our people. Our legacy is built on more than 150 years in the coatings industry, and we are excited that you will be playing an important role in continuing our traditions of innovation and leadership.
This letter confirms our offer to you to join Axalta as Senior Vice President and Chief Financial Officer, reporting to me. Your work location will be Glen Mills, Pennsylvania.
Annual Base Salary
Your initial annual base salary will be $665,000, payable in accordance with Axalta’s normal payroll procedures.
Annual Incentive
You will be eligible to participate in our annual incentive program, with an initial annual incentive target of 90% of your annual base salary (the “Target Amount”). For 2023, your Target Amount will not be prorated based on your start date. Payment under the annual incentive program will be based on the achievement of performance goals determined by, or under the direction of, the Compensation Committee of the Board of Directors of Axalta (the “Compensation Committee”), which may include corporate, business, individual, and/or other performance metrics. Your actual award payment will range from 0 to 200% of the Target Amount depending on performance against those metrics. Consistent with past practice, we anticipate that payment under our annual incentive program will occur in the first quarter of the year following the year to which the award relates. Eligibility to receive payment under our annual incentive program is subject to the terms of the program and your continued employment with Axalta through the applicable date(s) of payment.
Except as provided in the Axalta Coating Systems Ltd. Restrictive Covenant and Severance Policy (the “Severance Policy”) or other agreement between you and the Company, if your employment terminates prior to the applicable date of payment, you will not be eligible to receive an annual incentive program payment.
Long-Term Incentives
Beginning in 2024, you will be eligible to receive annual equity grants together with other senior officers of Axalta in such amounts and subject to such terms and conditions as determined by the Compensation Committee. Your 2024 annual equity awards will have an aggregate target grant date value of $1,750,000, which, subject to final determination by the Compensation Committee, we expect will be granted as part of the normal 2024 grant cycle (generally granted in Q1) and allocated consistent with Axalta’s equity program for senior officers, which, in 2023, was allocated 60% in the form of performance share units (“PSUs”) that cliff vest following the Compensation Committee’s determination of performance (generally in February or March) after a 3-year performance period (with the number of PSUs actually earned based on the Company’s performance for the applicable performance period(s) and relative to performance metrics to be established by the Compensation Committee), and 40% in the form of restricted stock units (“RSUs”) vesting 1/3rd annually on the 1st, 2nd, and 3rd grant date anniversaries, subject to your continued employment through the applicable vesting dates. The number of units and award structure of any future annual long-term incentive awards will be determined by the Compensation Committee in the same manner as other senior executives.
Subject to the terms described in this offer letter, all equity awards will be subject to Compensation Committee approval and will be governed by the terms of Axalta’s Second Amended and Restated 2014 Incentive Award Plan (or any restatement thereof, or amendment or successor plan thereto), and separate PSU and RSU award agreements that will be entered into between you and Axalta.
Sign-On Cash
You will receive a sign-on cash award in the amount of $500,000 (the “Sign-On Cash”). The Sign-On Cash will be paid on the first payroll date following your start date. If, before the second anniversary of your start date, you terminate your employment or Axalta terminates your employment for “Cause” (as defined in the Severance Policy), you agree to repay 100% of the gross Sign-On Cash within 30 days after the date of such termination.
Sign-On Long-Term Equity Incentives
You will also receive sign-on equity awards of $3,500,000 comprised of 50% RSUs and 50% PSUs (the “Sign-On Equity”). The awards will be granted as soon as administratively feasible, on or following your start date, and have an aggregate grant date value of $3,500,000. The number of units that you receive will be determined by dividing the dollar value by Axalta’s closing stock price on the date of grant date. The Sign-On Equity PSUs will be subject to the same performance metrics as the PSU awards granted to other senior executives in February 2023 and, subject to your continued employment through the vesting date, will cliff vest following the Compensation Committee’s determination of performance (in February or March 2026) after the end of the relevant performance period (with the number of PSUs actually earned based on the Company’s performance for the performance period and relative to performance metrics established by the Compensation Committee in February 2023. The Sign-On Equity RSUs will vest 1/3rd annually on the 1st, 2nd, and 3rd grant date anniversaries, subject to your continued employment through the applicable vesting dates.; provided, however, that any unvested portion of the Sign-On Equity RSUs shall immediately vest in the event you are terminated without “Cause”.

Restrictive Covenant and Severance Policy and Incentive Compensation Recoupment Policy
As a member of the Axalta Executive Committee, you will participate in the Severance Policy, and be subject to any Incentive Compensation Recoupment Policy adopted by the Company (as approved by the Board and/or Compensation Committee from time to time) and you agree to be bound thereby.
Relocation
You will be eligible for a relocation package consisting of a $75,000 lump sum payment to assist with your transition to the greater Philadelphia area. The relocation lump sum will be paid on the first payroll date following your start date. If, before the first anniversary of your start date, you terminate your employment or Axalta terminates your employment for “Cause”, you agree to repay 100% of the gross relocation lump sum within 30 days after the date of termination.
Benefits
The Company offers a comprehensive benefits program, details of which will be provided under separate cover. You will be entitled to participate in deferred compensation and long-term disability programs, and annual executive physicals in accordance with Axalta’s policies and practices for senior officers.
Holidays
The Company provides 11 paid holidays each calendar year. You are eligible for all remaining Company holidays during the current calendar year.
Vacation
You will be eligible to earn up to 25 days of paid vacation annually. Should your employment with the Company cease, you will be paid for any unused vacation to the extent so provided in the Company’s vacation policy in effect at the time of your termination, or as may be required by applicable law.

Tax Matters
All amounts provided pursuant to this offer letter shall be subject to reduction for applicable taxes required to be withheld by applicable law.
Conditions of Employment
This offer is contingent upon your acceptance of this letter and the following documents, which are incorporated into this offer by reference, and which you are required to sign during the onboarding process (the “Onboarding Documents”):
•Presentation of necessary documents to complete the I-9 Employment Eligibility Verification and confirm that you are authorized to be employed in the U.S.
•Satisfactory completion of a background check including criminal and credit checks and suitable references.
Your employment at Axalta is at-will, meaning that both you and the Company each have the right to terminate the employment relationship at any time. Subject to the terms of this letter and the Severance Policy, Axalta reserves the right to change the terms and conditions of employment, and to amend, terminate or otherwise modify the terms and conditions of any or all of its employee benefit and compensation plans (subject to the terms thereof), at any time.
This offer letter is governed by and construed in accordance with the laws of the United States and the Commonwealth of Pennsylvania, without regard to the conflicts of laws principles thereof. Any controversy, claim or dispute arising out of or relating to this offer letter shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Philadelphia, Pennsylvania. Such arbitration shall be conducted in accordance with the then existing JAMS/Endispute Rules of Practice and Procedure.
The terms of this offer are final and binding and may not be amended or otherwise modified without your and the Company’s express written consent.
By accepting this offer, you represent that you are not subject to a non-compete agreement, restrictive covenant or to any other obligation to a prior employer or a third party which would prevent your employment by Axalta or limit the performance of your responsibilities as the Senior Vice President and Chief Financial Officer.
Please note your acceptance of this offer by signing and emailing back to [•] at [•].

We have an exciting and diverse team of exceptional people and believe you will contribute significantly as a member of our team. We look forward to you joining Axalta.

Sincerely,
/s/ Chris Villavaryan
Chris Villavarayan
Chief Executive Officer and President

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, I accept this offer of employment under the terms outlined in this offer letter and subject to the conditions of employment set forth above. I further acknowledge and agree that effective upon my start date, my below signature also binds me with respect to the Onboarding Documents.

/s/ Carl Anderson	July 17, 2023
Signature	Date